Exhibit 99.1

First Investors Financial Services Group, Inc.

FOR IMMEDIATE RELEASE	Contact: Bennie H. Duck
Telephone: (713) 977-2600

FIRST INVESTORS REPORTS
FISCAL YEAR EARNINGS

  Houston, Texas - July 12, 2007. First Investors Financial Services Group, Inc. (NASDAQ/OTC: FIFS-OB) has reported net earnings of $3,191,530 or $0.71 per share for the year ended April 30, 2007, compared to net earnings of $2,445,153 or $0.55 per share for the year ended April 30, 2006. Net earnings for the year ended April 30, 2007 was positively affected by a $668,712 reduction in tax expense associated with the reduction in an uncertain tax position related to prior years tax returns. Net earnings for the year ended April 30, 2006 was negatively affected by non-recurring legal fees and settlement costs of $797,782 associated with a lawsuit. Adjusting for these items, pro-forma net earnings for the year ended April 30, 2007 was $2,522,818 or $0.56 per share, compared to net earnings for the year ended April 30, 2006 of $2,971,689 or $0.67 per share.

The results for the year ended April 30, 2007, were positively impacted by an increase in interest income and other income, which were driven primarily by growth in the portfolio of Receivables Held for Investment. These improvements offset the increase in interest expense due to an increase in the cost of funds, a higher provision for credit losses and higher operating costs to support portfolio growth.

For the year ended April 30, 2007, First Investors’ portfolio of Net Receivables Held for Investment increased 24.1% to $468 million as a result of record loan origination volume during the period. New loan originations for the year ended April 30, 2007, increased 4.2% to $275 million compared to $264 million for the year ended April 30, 2006. The Company’s direct lending segment accounted for $172 million or 62.5% of the total origination volume, while the indirect segment accounted for $103 million or 37.5% of the origination volume for the year ended April 30, 2007. Net interest income for the year ended April 30, 2007, increased $6 million or 26.1% due to an increase in the average portfolio of Receivables Held for Investment and higher effective yields. These factors were partially offset by a higher cost of funds. The effective yield increased to 12.7% for the year ended April 30, 2007 from 12.5% for the year ended April 30, 2006, as the Company sought to increase interest rates in response to an increasing cost of funds. The cost of funds increased from 4.7% for the year ended April 30, 2006 to 5.6% for the year ended April 30, 2007, primarily due to an increase in overall market interest rates during late 2006 and early 2007. Other income increased 7.1%, primarily due to increases in collection-related fees, reinvestment income and net revenue from the sale of insurance products. These factors were partially offset by a decrease in servicing revenues. Operating expenses as a percentage of managed receivables increased from 4.4% for the year ended April 30, 2006 to 4.7% for the year ended April 30, 2007, as a result of expenses associated with the growth in origination volume, an increase in interest expense related to working capital borrowings and higher postage and printing costs associated with growth in the direct lending segment.

The delinquency rate increased from 0.3% at April 30, 2006 to 0.5% at April 30, 2007 while the annualized charge-off rate increased from 2.4% to 2.5%.

Tommy A. Moore, Jr., President and CEO stated that, “While origination volume and net earnings met our expectation for the first half of fiscal 2007, our results for the second half of the year were negatively impacted by slower origination and portfolio growth as we restricted credit policy in light of our concerns surrounding the mortgage market and our desire to see if any contagion would occur. While our delinquency rates and net charge-off rates were up slightly during the year, we have not seen, to date, a material degradation in credit quality. Further, we saw a fairly significant decline in net interest spread given the increase in our cost of funds which could not be fully offset given competitive pricing pressures. For fiscal year 2008, we expect to see origination growth rates increase starting in the second quarter aided particularly by the introduction of our third generation credit scoring models in August and further realization of the benefits of a new loan origination system we implemented in late March. While we will continue to keep an eye on the economic environment, we believe these tools will allow us to grow prudently from a credit perspective and more efficiently from an origination cost perspective. ”

First Investors is a specialized consumer finance company engaged in the origination and retention of automobile finance receivables originated from franchised automobile dealers and directly through consumers from the sale or refinance of new and late-model used vehicles. The Company is headquartered in Houston, Texas and operates in 28 states.

The statements contained in this release, which are not historical statements of fact, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements involve a number of risks and uncertainties. The actual results of future events could differ materially from those stated in any forward-looking statements herein.

First Investors Financial Services Group, Inc.
Condensed Consolidated Statements of Operations and Selected Data (Unaudited)
Dollars in thousands, except per share data

	For the		For the
	Three Months Ended		Year Ended
	April 30,		April 30,
	2007	2006	2007	2006

Interest Income	$14,311	$10,556	$54,568	$39,300
Interest Expense	6,586	4,668	23,969	15,042
Net Interest Income	7,725	5,888	30,599	24,258
Provision for Credit Losses	2,774	1,965	11,205	7,503
Net Interest Income after Provision for Credit Losses	4,951	3,923	19,394	16,755
Servicing Revenue	121	378	1,174	1,884
Other Finance Charges and Fees	853	629	3,288	2,432
Insurance Products	216	148	1,149	928
Income from Investment	160	80	578	413
Other Interest Income	442	502	1,783	1,371
Other Income	-	18	-	586
Realized Loss on Interest Rate Derivative Positions	-	-	-	(175)
Total other income	1,792	1,755	7,972	7,439
Total Costs and Expenses	6,229	5,002	23,470	20,449
Income before Provision for Income Taxes	514	676	3,896	3,745
Provision for Income Taxes	174	239	704	1,300

Net Earnings	$340	$437	$3,192	$2,445

Basic Net Earnings Per Common Share	$0.07	$0.10	$0.71	$0.55
Diluted Net Earnings Per Common Share	$0.06	$0.09	$0.67	$0.53

Other Operating Data (in thousands)

Average Principal Balance of Receivables
Held for Investment	$466,241	$349,794	$429,193	$314,227
Total Managed Receivables			507,995	474,590
Originations Volume	39,786	72,734	275,112	263,858
Effective Yield on Receivables
Held for Investment	12.3%	12.1%	12.7%	12.5%
Average Cost of Debt	5.7%	5.1%	5.6%	4.7%
Weighted Average Number of Basic
Shares Outstanding	4,478	4,454	4,472	4,439
Weighted Average Number of Diluted
Shares Outstanding	4,779	4,786	4,785	4,658

	April 30,	April 30,
	2007	2006
Financial Position

Cash and Short-Term Investments	$1,669	$3,380
Restricted Cash	33,473	25,538
Receivables Held for Investment, Net	468,022	377,399
Assets Held for Sale	1,200	960
Total Assets	516,381	419,288
Total Debt	478,522	382,618
Total Other Liabilities	6,110	8,549
Total Liabilities	484,632	391,167
Total Shareholders' Equity	31,749	28,121
Shareholders' Equity per Common Share	7.09	6.31

	As of or	As of or
	For the Year	For the Year
	Ended	Ended
	April 30,	April 30,
Credit Quality Data	2007	2006

Receivables Held for Investment:
30 + days past due
Number of Loans	0.8%	0.6%
$ Amount	0.5%	0.3%
Net Charge-offs as a % of average receivables	2.5%	2.4%
Net Charge-offs for the period	$10,603	$7,420